                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, DC  20549


                                    SCHEDULE 13G
                                   (Rule 13d-102)


              INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 2 )(1)
                                            ---

                                  Bioreliance Corp.
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                                   (Name of Issuer)

                                    Common Stock
--------------------------------------------------------------------------------
                           (Title of Class of Securities)

                                     090951104
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                                   (CUSIP Number)

                                     11/30/1998
--------------------------------------------------------------------------------
              (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     /X/  Rule 13d-1(b)

     / /  Rule 13d-1(c)

     / /  Rule 13d-1(d)

-----------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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     CUSIP No. 090951104              13G                Page 2 of 8 Pages
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    1.  NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  The TCW Group, Inc.

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    2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  / /
                                                               (b)  /X/
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    3.  SEC USE ONLY


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    4.  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Nevada corporation
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       NUMBER OF      5.       SOLE VOTING POWER
        SHARES                                                               -0-
     BENEFICIALLY     ----------------------------------------------------------
       OWNED BY       6.       SHARED VOTING POWER
         EACH                                                                -0-
       REPORTING      ----------------------------------------------------------
        PERSON        7.       SOLE DISPOSITIVE POWER
         WITH                                                                -0-
                      ----------------------------------------------------------
                      8.       SHARED DISPOSITIVE POWER
                                                                             -0-
--------------------------------------------------------------------------------
    9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                            -0-

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   10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /

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   11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        0.0%(see response to Item 4)
--------------------------------------------------------------------------------
   12. TYPE OF REPORTING PERSON*
                                         HC/CO
--------------------------------------------------------------------------------

                        *SEE INSTRUCTIONS BEFORE FILLING OUT

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     CUSIP No. 090951104              13G                Page 3 of 8 Pages
----------------------------                        ----------------------------


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    1. NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Robert Day

--------------------------------------------------------------------------------
    2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  / /
                                                              (b)  /X/
--------------------------------------------------------------------------------
    3. SEC USE ONLY


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    4. CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States Citizen
--------------------------------------------------------------------------------
       NUMBER OF      5.       SOLE VOTING POWER
        SHARES                                                               -0-
     BENEFICIALLY     ----------------------------------------------------------
       OWNED BY       6.       SHARED VOTING POWER
         EACH                                                                -0-
       REPORTING      ----------------------------------------------------------
        PERSON        7.       SOLE DISPOSITIVE POWER
         WITH                                                                -0-
                      ----------------------------------------------------------
                      8.       SHARED DISPOSITIVE POWER
                                                                             -0-
--------------------------------------------------------------------------------
    9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                            -0-

--------------------------------------------------------------------------------
   10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /

--------------------------------------------------------------------------------
   11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        0.0%(see response to Item 4)
--------------------------------------------------------------------------------
   12. TYPE OF REPORTING PERSON*
                                         HC/IN
--------------------------------------------------------------------------------

                        *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                               Page 4 of 8 Pages
Item 1(a).     Name of Issuer:

               Bioreliance Corp.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               14920 Broschart Road
               Rockville, MD 20850

Item 2(a).     Name of Persons Filing:
Item 2(b).     Address of Principal Business Office, or if None, Residence:
Item 2(c).     Citizenship:

               The TCW Group, Inc.
               865 South Figueroa Street
               Los Angeles, CA 90017
               (Nevada Corporation)

               Robert Day
               200 Park Avenue, Suite 2200
               New York, New York 10166
               (United States Citizen)

Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).     CUSIP Number:

               090951104

                                                               Page 5 of 8 Pages

Item 3.   If This Statement Is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
          (c), Check Whether the Person Filing is a:

          (a) / / Broker or dealer registered under Section 15 of the Exchange Act.
          (b)  / /  Bank as defined in Section 3(a)(6) of the Exchange Act.
          (c) / / Insurance company as defined in Section 3(a)(19) of the Exchange Act.
          (d) / / Investment company registered under Section 8 of the Investment Company Act.
          (e) / / An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
          (f) / / An employee benefit plan or endowment fund in accordance with13d-1(b)(1)(ii)(F).
          (g) /X/ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

                         (SEE Item 7)
                         The TCW Group, Inc.
                         Robert Day (individual who may be deemed to control The
                              TCW Group, Inc. and other entities which hold the Common Stock of the issuer)

          (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
          (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
          (j)  / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
          If this statement is filed pursuant to Rule 13d-1(c), check this box. / /

                                                               Page 6 of 8 Pages

Item 4.   Ownership (**)

          THE TCW GROUP, INC.
          (a)  Amount beneficially owned: none.
          (b)  Percent of class:  0.0%
          (c)  Number of shares as to which such person has:
               (i)   Sole power to vote or to direct the vote: none.
               (ii)  Shared power to vote or to direct the vote: none.
               (iii) Sole power to dispose or to direct the disposition of:
                     none.
               (iv)  Shared power to dispose or to direct the disposition of:
                     none.

          ROBERT DAY (***)
          (a)  Amount beneficially owned: none.
          (b)  Percent of class:  0.0%
          (c)  Number of shares as to which such person has:
               (i)   Sole power to vote or to direct the vote: none.
               (ii)  Shared power to vote or to direct the vote: none.
               (iii) Sole power to dispose or direct the disposition of: none.
               (iv)  Shared power to dispose or to direct the disposition of:
                     none.



------------------------------
 (**) The filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G. In addition, the filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this
          Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

(***) Shares reported for Robert Day include shares reported for The TCW Group, Inc.

                                                               Page 7 of 8 Pages

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          SEE Exhibit A.

Item 8.   Identification and Classification of Members of the Group.

          Not applicable.  SEE Exhibits A and B.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

          Because this statement is filed pursuant to Rule 13d-1(b), the following certification is included:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                               Page 8 of 8 Pages

                                      SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 8th day of December, 1998.


                                        The TCW Group, Inc.

                                        By: /s/ Mohan V. Phansalkar
                                           -------------------------------------
                                             Mohan V. Phansalkar
                                             Authorized Signatory



                                        Robert Day

                                        By: /s/ Mohan V. Phansalkar
                                           -------------------------------------
                                             Mohan V. Phansalkar
                                             Under Power of Attorney dated
                                             January 30, 1996, on File with
                                             Schedule 13G Amendment Number 1 for
                                             Matrix Service Co. dated January
                                             30, 1996.